Exhibit 99.1

For Immediate Release:  Financial and Business Editor . . . May 3, 2004

The Bank Holdings Reports First Quarter Results

(Reno, NV) . . . The Bank Holdings (NASDAQ: TBHS), parent holding company of Nevada Security Bank, today announced its second consecutive quarter of profitable operations, and record growth for the quarter ended March 31, 2004. Net income of $5 thousand was reported for the period as compared to a loss of $57 thousand for the same period of 2003, and the company experienced record growth during the first quarter of 2004 as compared to the reported results for both March 31, and December 31, 2003. Since December 31, 2003, deposits have risen about 39% to $207 million, gross loans have increased over 31% to approximately $109 million, and total assets increased by about 42% to $236 million.

Hal Giomi, Chief Executive Officer stated, “This has been an exciting, extremely busy, and very rewarding  period for us, as we completed our secondary offering, saw the stock and warrants traded on NASDAQ, continued our achievement of profitable operations, and grew the base of customer accounts.”

CURRENT ACTIVITIES

During the quarter, the Company completed its secondary offering and received approximately $16 million in capital to repay debt, support the subsidiary’s growth, and provide for opportunities as may exist for continued expansion. Ground was broken for Nevada Security Bank’s third branch office, which is anticipated to open about October, 2004 in northwest Reno, and additional staffing and products have been added to the Rancho Cordova, California loan production office. In addition, the Company’s common stock and warrants were listed and are now trading on NASDAQ under the symbols TBHS and TBHSW.

FINANCIAL PERFORMANCE

On a quarterly basis, the unaudited consolidated earnings reported for the three months ended March 31, 2004 was $5 thousand as compared to the unaudited loss for the quarter ended March 31, 2003 of $57 thousand. Each of these periods included gains on sales of investments, with $33 thousand of such gains for the quarter ended March 31, 2004 and $293 thousand of such gains for the same period of the prior year. In the first quarter of 2004, net interest income before the provision for loan losses was $1.3 million, non interest income was $155 thousand and non-interest expense was $1.3 million, with a net interest margin of 2.79%. These compare very favorably to net interest income before provision for loan losses of $627 thousand, non-interest income of $329 thousand, non-interest expense of $923 thousand and a net interest margin of 3.06% for the same period of the prior year. The provision for probable loan losses was $220 thousand for the three months ended March 31, 2004 as compared to $90 thousand for the same period of 2003. Further, the provision for undisbursed loan commitments was $25 thousand for the first quarter of 2004, as compared to $17 thousand for the same period of the prior year.

Non-recurring interest expense related to the debt issued by the Company to support the activities of the subsidiary bank was $63 thousand, such debt which was retired by March 31, 2004. Non-recurring expenses supporting the sale of the secondary offering approximated $30 thousand during the reporting period ended March 31, 2004.

Year over year, deposit growth was $125 million or about 153%, loan growth was approximately $73 million or 206%, and total assets grew $142 million or 152%.  The Allowance for Loan Losses was $1.042 million at March 31, 2004 and represented 0.96% of outstanding gross loans at that date, as compared to $310 thousand and 0.87% of outstanding gross loans at March 31, 2003.

Earnings per share for the quarter ended March 31, 2004 were $0.00, as compared to the loss per share of $0.04 for the same period of the prior year, and as compared to the basic loss per share of $0.40 for the year ended December 31, 2003. Return on average equity was 0.03 % and return on average assets was 0% for the first quarter of 2004, as compared to -0.07 % and -0.48%, respectively, for the same period of 2003, and -5.05%  and -0.47%  for the year ended December 31, 2003.

LOAN GROWTH & CREDIT QUALITY

Gross loans increased $73 million when comparing March 31, 2004 to March 31, 2003. In addition, during the first quarter of 2004 loans grew by $26 million or 31.5% when compared to December 31, 2003. Organic loan growth accounted for $14 million of this increase, while purchased and participated loan growth was about $12 million.

There are no loans past due over thirty days, neither are there any non-performing assets for the periods being reported or compared. Further, about 21% of the Bank’s loan portfolio is government guaranteed, which has a very low incidence of a required allowance.

EARNINGS GUIDANCE

Jack Buchold, Chief Financial Officer stated, “We believe that our earlier focus on building a strong infrastructure, well supported by our experienced and capable staff, has allowed us to manage both deposit and loan growth and should position us very well for solid earnings growth during 2004.” He further noted that “our continued focus on prior relationships, expanding our new customer base, and expanding our service areas, is expected to result in a million dollar net change in income when comparing the 2004 full year results to 2003.”

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank. The Bank was incorporated in February 2001 and opened for business on December 27, 2001 with initial capitalization of over $14 million. The Bank currently has contributed capital of approximately $22 million and operates two branches, one in Incline Village and another in the South Meadows area of Reno. An approved branch office in the vicinity of Robb and Mae Ann Drive is scheduled to open in September 2004. The President of the Bank, David A. Funk, is a long-time banker and resident of the Reno area. For additional information, please visit www.nevadasecuritybank.com. The President of The Bank Holdings is Joseph Bourdeau, and Hal Giomi is the Chairman and Chief Executive Officer.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward looking statements involve risks and uncertainties concerning the health of the national and Nevada economies, the Company’s abilities to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies therefrom, success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances.

FOR ADDITIONAL INFORMATION,

Please review the Company’s Form 10-KSB as filed with the SEC and/or CONTACT:

Hal Giomi, Chairman and Chief Executive Officer, or

Jack Buchold, Chief Financial Officer

The Bank Holdings, or

Nevada Security Bank

Mailing Address: P. O. Box 19579 (89511)

Physical Address: 9990 Double R. Blvd. (89521)

Reno, Nevada     Phone:  775-853-8600

FAX:    775-853-2056

Summary Selected Consolidated Financial Data

	Quarter Ended March 31, 2004	Quarter Ended March 31, 2003	Year Ended December 31, 2003
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$2,139	$976	$5,250
Interest expense	$817	$349	$1,893
Net interest income	$1,322	$627	$3,357
Provision for loan losses	$220	$90	$602
Non - interest income	$155	$329	$893
Non - interest expenses	$1,252	$923	$4,213
Provision for income taxes (1)	$—	$—	$—
Net income (loss)	$5	$(57)	$(565)

Period End Data
Assets	$236,058	$93,815	$166,149
Loans, gross	$108,719	$35,531	$82,671
Securities	$112,192	$53,861	$74,763
Deposits	$207,017	$81,935	$148,747
Other borrowed funds	$1,000	$11	$6,125
Shareholders’ equity	$27,415	$11,538	$10,853
Non-performing assets (3)	$—	$—	$—

Average Balance Sheet
Assets	$200,171	$87,281	$121,017
Loans, gross	$94,602	$29,161	$50,214
Deposits	$180,690	$74,796	$108,163
Shareholders’ equity	$15,009	$11,756	$11,188

Asset Quality
Non-performing assets (3)	$—	$—	$—
Allowance for loan losses	$1,042	$310	$822
Net Charge-offs	$—	$—	$—
Non-performing assets to total assets	$—	$—	$—
Allowance for loan losses to loans	0.96%	0.87%	0.99%
Net Charge-offs to average loans	$—	$—	$—

Per Common Share
Basic income (loss) per share	$0.00	$(0.04)	$(0.40)
Diluted income (loss) per share	$0.00	$(0.04)	$(0.40)
Book value per share	$9.27	$8.21	$7.72
Period end common shares outstanding	2,958,430	1,405,930	1,405,930
Weighted average shares outstanding	1,718,746	1,405,930	1,405,930

Financial Ratios
Return on average assets	0.00%	(.07)%	-0.47%
Return on average equity	0.03%	(.48)%	-5.05%
Net interest margin (2)	2.79%	3.06%	2.91%
Tier 1 leverage capital ratio	13.75%	13.32%	7.06%

(1)          The Company does not record a provision for income taxes as a result of net operating losses.

(2)          Net interest income calculated on a fully-taxable equivalent basis divided by average interest-earning assets.

(3)          Non-performing assets consists of  loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned .. For all periods presented, there are none.